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August 13, 1998

U.S. Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  Elite Pharmaceuticals, Inc.
     Amendment Number 3 to Form SB-2
     File No. 333-45241

Dear Sir/Madam:

This firm has been furnished with a copy of the disclosures the Company is making in Amendment Number 3 to Form SB-2 pursuant to Item 301 of Regulation S-B, and agrees with the statements included therein.

Very truly yours,

GOLDMAN & GITTELMAN, P.C.

/s/
Mark I. Gittelman, CPA